RESTATED CERTIFICATE OF INCORPORATION
-of-
JOHN WILEY & SONS, INC.
July 1, 1992
`Under Section 807 of the Business Corporation Law
We, Charles R. Ellis and Richard S. Rudick, being respectively the President and the Secretary of John Wiley & Sons, Inc., hereby certify:
1.	The name of the Corporation is John Wiley & Sons, Inc. The corporation was formed under the name John Wiley & Sons.
2.	The Certificate of Incorporation was filed by the Department of State on the 15th day of January 1904.
3.	The text of the Certificate of Incorporation is hereby restated without further amendment or change to read as follows:
CERTIFICATE OF INCORPORATION
OF
JOHN WILEY & SONS, INC.
FIRST:   The name of the Corporation shall be John Wiley & Sons, Inc.
SECOND:  The purposes for which the Corporation is to be formed are:
To publish, produce, buy, sell and otherwise deal in books, periodicals and publishable matter of every kind and nature, as well as films, strips, records, tapes and other means of transmitting information; to do everything necessary or incidental thereto and to the carrying on alone or in conjunction with others, of a general publishing business and all branches thereof.
To acquire, sell, or otherwise dispose of and to use, operate or otherwise turn to account real and personal property of every kind and description, including but not by way of limitation, shares of stock or other interests in other corporations, organizations and entities, whether engaged in similar or different lines of business and generally to engage in any other similar activity.
THIRD:   The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Sixteen Million (16,000,000) shares, consisting of Two Million (2,000,000) shares of Preferred Stock with a par value of One Dollar ($1.00) per share, Ten Million (10,000,000) shares of Class A Common Stock with a par value of One Dollar ($1.00) per share, and Four Million (4,000,000) shares of Class B Common Stock with a par value of One Dollar ($1.00) per share. The designations, relative rights, preferences and limitations of each class of capital stock of the Corporation shall be as follows:

PART I.   The Preferred Stock.   The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the limitations herein and the limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of Preferred Stock of a particular series, to fix the number of shares in such series and the designation, relative rights, preferences, and limitations of such series and, if and to the extent from time to time required by law, to file a certificate pursuant to Section 805 of the Business Corporation Law of New York or any statute amendatory thereof or supplemental thereto, establishing or changing the number of shares to be included in such series and fixing the designation, relative rights, preferences and limitations of the shares of such series. Pursuant to the foregoing general authority vested in it, but not in limitation thereof, the Board of Directors is expressly empowered to determine with respect to the shares of each series of Preferred Stock:
1.	The number of shares to constitute such series and the distinctive designations thereof;
2.
The dividend rate to which shares of such series shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, whether dividends shall be cumulative, and the date or dates from which dividends (if cumulative) shall accumulate and the dates on which dividends (if declared) shall be payable;

3.
Whether or not the shares of such series shall be redeemable and, if so, the terms, conditions, limitations and restrictions with respect to such redemption, including without limitation the date or dates upon and after which such shares shall be redeemable, the manner of selecting shares for redemption if less than all shares are to be redeemed, and the amount the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary under different conditions and at different redemption dates;

4.
The rights of the shares of such series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation including without limitation the amount payable per share of such series which amount may vary at different dates and may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary;

5.
Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms, conditions, limitations and restrictions with respect thereto, including without limitation whether such purchase, retirement or sinking fund shall be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase, retirement or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

6.
Whether or not shares of such series shall be convertible into, or exchangeable for, shares of stock of any other series of Preferred Stock or shares of Class A Common Stock and/or Class B Common Stock and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

7.
The voting rights, if any, of such series in addition to the voting rights provided by law provided, however, that the Board of Directors may not limit the rights of holders of Class A Common Stock set forth in paragraphs 3(i)(a) and 3(i)(d) of Part II hereof in determining the voting rights of any series of Preferred Stock; an

8.	Any other relative rights, preferences, limitations or restrictions of such series not inconsistent with law or the provisions of this Certificate of Incorporation.
PART II.   The Common Stock.   Subject to the relative rights, preferences and limitations of the Preferred Stock, the holders of the Class A Common Stock and Class B Common stock shall have and possess the following rights, preferences, and limitations appertaining to capital stock of the Corporation:
1.
Dividends.   Subject to subparagraph (2), whenever a dividend is paid to the holders of Class B Common Stock, the Corporation also shall pay to the holders of Class A Common Stock a dividend per share at least equal to the dividend per share paid to the holders of Class B Common Stock. Subject to subparagraph (2), the Corporation may pay dividends to holders of Class A Common Stock in excess of dividends paid, or without paying dividends to holders of Class B Common Stock. Dividends shall be payable only out of earnings or assets of the Corporation legally available for the payment of such dividends and only as and when declared by the Board of Directors.

2.
Share Distributions.   If at any time a distribution is to be paid in Class A Common Stock, Class B Common Stock or any other securities of the Corporation, the same distribution shall be made with respect to each share of Class A Common Stock and each share of Class B Common Stock, except one or more shares of Class A Common Stock may be distributed to each share of Class A Common Stock outstanding and the same number of shares of Class B Common Stock may be distributed to each share of Class B stock outstanding.

3.	Voting (i)Voting power shall be divided between Class A Common Stock and Class B Common Stock as follows:

(a)
With respect to the election of directors, the holders of Class A Common Stock voting as a separate class shall be entitled to elect that number of directors that constitutes 30% of the authorized number of members of the Board of Directors (including for all purposes any number of the Board of Directors entitled to be elected by the holders of any series of Preferred Stock authorized and issued after September 13, 1982, and if 30% of the number of directors which constitutes  the members of the Board of Directors is not a whole number, the holders of Class A Common Stock shall be entitled to elect the nearest higher whole number of directors that is at least 30% of such membership. Holders of Class B Common Stock voting as a separate class shall be entitled to elect the remaining directors (excluding such directors as the holders of Preferred Stock may be entitled to elect).

(b)
The holders of Class A Common Stock shall be entitled to vote as a separate class on the removal, with or without cause, of any director elected by the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to vote as a separate class on the removal, with or without cause, of any director elected by the holders of Class B Common Stock.

(c)
In addition to the voting rights conferred in paragraphs (3)(i)(a), (3)(i)(b) and (3)(i)(d) hereof, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall be entitled to vote as separate classes on such other matters as may be required by law or the requirements of any national securities exchange on which the Corporation's securities may be listed for trading to be submitted to such holders as separate classes.

(d)
Any vacancy in the office of a director elected by the holders of the Class A Common Stock may be filled by a vote of such holders, voting as a separate class, and any vacancy in the office of a director elected by the holders of the Class B Common Stock may be filled by a vote of such holders, voting as a separate class, or in the absence of a shareholder vote, in the case of a vacancy in the office of a director elected by either class, such vacancy may be filled by the remaining directors elected by the particular class of Common Stock. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of shareholders and until his or her successor has been elected and has qualified. To the extent permitted by the By-Laws or applicable law, the Board of Directors may increase the number of directors and any vacancy so created may be filled by the Board of Directors; provided that, so long as the holders of Class A Common Stock have the rights provided in paragraphs  (3)(i)(a) and (3)(i)(d) hereof as of the date of the last preceding annual meeting of shareholders, the Board of Directors may be so enlarged by the Board of Directors only to the extent that at least 30% (rounded up to the nearest higher whole number, as provided by paragraph (3)(i)(a) of the enlarged Board consists of directors elected by the holders of the Class A Common Stock or by persons approved to fill vacancies created by the death, resignation or removal of persons elected by the holders of the Class A Common Stock. The remaining directors of the enlarged Board shall be elected by the holders of the Class B Common Stock or the holders of Preferred Stock if they are so entitled or by persons approved to fill vacancies created by the death, resignation or dismissal of persons elected by the holders of the Class B Common Stock or the holders of Preferred Stock if they are so entitled.

(e)
The holders of Class A Common Stock and Class B Common Stock shall, in all matters not specified in Sections (a), (b), (c) and (d) of this paragraph (3)(i), vote together as a single class; provided that the holders of Class A Common Stock shall have one-tenth (1/10) of one (1) vote per share and the holders of Class B Common Stock shall have one (1) vote per share.

(f)
(i) If the number of issued and outstanding (therefore not counting treasury) shares of Class B Common Stock is less than 300,000 at any time, then the rights, preferences and limitations of the holders of Class A Common Stock and Class B Common Stock shall thereafter be identical, and such holders shall vote as a single class upon all matters.

(ii)  Except as expressly set forth in the resolution or resolutions of the Board of Directors creating any series of the Preferred Stock or when required by law the holders of any series of the Preferred Stock entitled to vote shall not vote separately as a class but shall vote on all matters as a single class, together with the holders of the Classes of Common Stock; provided, however, that in any such resolution creating any series of Preferred Stock after September 13, 1982, the Board of Directors may not limit the rights of the holders of Class A Common Stock set forth in paragraph (3)(i)(a) and (3)(i)(d) hereof.
4.	Conversion.
(a)
Each holder of record of Class B Common Stock may at any time or from time to time, in such holder's sole discretion and at such holder's option, convert any whole number of shares or all of such holder's Class B Common Stock into fully paid and non-assessable Class A Common Stock at the rate (subject to adjustment as hereinafter provided) of one (1) share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion.  Any such conversion may be effected by any holder of Class B Common Stock surrendering such holder's certificate or certificates for the Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock and stating the name or names in which such holder desires the certificate for such Class A Common Stock to be issued.  Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made at the close of business at the date of such surrender, and the person or persons entitled to receive the Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on that date.

(b)
In the event that prior to the occurrence of the event described in paragraph 3(i)(f) hereof, the Corporation shall declare and pay a distribution of securities of the Corporation respecting Class A Common Stock without declaring and paying a proportionate distribution of securities of the Corporation respecting Class B Common Stock, or Class A Common Stock is changed into, exchanged for, or reclassified into a different number of shares of outstanding securities of the Corporation, or any other corporation or entity, without such action being taken on a proportionate basis with respect to Class B Common Stock, whether such distribution, change, exchange or reclassification occurs through a reorganization, recapitalization, stock dividend, stock split, combination of shares, merger, consolidation or otherwise, then the conversion rate specified above shall be appropriately and equitably adjusted to reflect such action.

(c)
No fraction of a share of Class A Common Stock shall be issued upon change of Common Stock into Class A Common Stock and Class B Common Stock or on conversion of any Class B Common Stock but, in lieu thereof, the Corporation shall pay in cash therefore the pro rata fair market value of any such fraction as determined by the Board of Directors of the Corporation.  Any such determination of fair market value shall be final and binding on the Corporation and on each holder of Class B Common Stock or Class A Common Stock.

FOURTH:  The office of the Corporation shall be located in the City, County and State of New York, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is 605 Third Avenue, New York, New York.
FIFTH:  The Secretary of State is hereby designated as agent of the Corporation on whom process in any action or proceeding against it may be served.
SIXTH:  No contract or other transaction between the Corporation and any other corporation shall be invalidated, vitiated or in any way affected by the fact that any one or more of the directors of the Corporation is or are interested in, or is a director or officer, or are directors or officers of such other corporation, and any director or directors, individually or jointly, may be a party or parties to, or may be interested in any contract or transaction of the Corporation or in which the Corporation is interested, and no contract, act or transaction of the Corporation with any person or persons, firm or corporation, shall be vitiated, invalidated or in any way affected by the fact that any director or directors of the Corporation is a party, or are parties to or are interested in such contract, act or transaction, or in any way connected with such person or persons, firm or corporation, and each and every person who may become a director of the Corporation is hereby relieved from any liability or obligation to account for profits which might otherwise arise by reason of the contracting with the Corporation for the benefit of himself or any other person or any firm, association or corporation in which he may be in any way interested, or by reason of the making of a contract by the Corporation with any other corporation in which such director may be in any way interested or of which he may be an officer or director.

SEVENTH:  No holder of any share of stock of the Corporation shall, because of his ownership of stock, have a preemptive or other right to purchase, subscribe for or take any part of any stock of the Corporation issued, optioned or sold by it after its incorporation. Any part of the Capital Stock of the Corporation authorized by the Certificate of Incorporation may at any time be issued, optioned for sale, and sold or disposed of by the Corporation, pursuant to resolution of its Board of Directors, to such persons and upon such terms and conditions as may, to such Board seem proper and advisable, without first offering the said stock or any part thereof to existing stockholders.
EIGHTH:  A person who is or was a director of the Corporation shall under no circumstances have any personal liability to the Corporation or its shareholders for damages for any breach of duty in such capacity, except for those specific breaches resulting in liability for an act or omission with respect to which the New York Business Corporation Law expressly provides that this provision shall not eliminate or limit such personal liability of directors. Nothing in this Article shall directly or indirectly increase the liability of any such person based upon acts or omissions occurring before the adoption hereof.
4.	The restatement of the Certificate of Incorporation herein certified was authorized by the Board of Directors of the Corporation.
IN WITNESS WHEREOF, we have executed and subscribed this document, and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct this 1st day of July 1992.

/s/ Charles R. Ellis
Charles R. Ellis, President

/s/ Richard S. Rudick
Richard S. Rudick, Secretary